EXHIBIT 99.1

Wilhelmina International, Inc. Reports Results for Second Quarter 2020

Second Quarter Financial Results

(in thousands)	Q2 20	Q2 19	YOY Change	Q2 20 YTD	Q2 19 YTD	YOY Change
Total Revenues	$4,528	$19,945	(77.3%)	$19,080	$40,004	(52.3%)
Operating (Loss) Income	(3,140)	620	*	(4,779)	637	*
(Loss) Income Before Provision for Taxes	(3,177)	602	*	(4,778)	572	*
Net (Loss) Income	(2,700)	451	*	(5,360)	342	*
EBITDA**	(2,856)	930	*	(4,136)	1,222	*
Adjusted EBITDA**	(2,838)	970	*	(3,377)	1,341	*
Pre-Corporate EBITDA**	(2,600)	1,221	*	(2,830)	1,924	*
* Not Meaningful **Non-GAAP measures referenced are detailed in the disclosures at the end of this release.

DALLAS, Aug. 12, 2020 (GLOBE NEWSWIRE) -- Wilhelmina International, Inc. (Nasdaq:WHLM) ("Wilhelmina" or the "Company") today reported revenues of $4.5 million and net loss of $2.7 million for the three months ended June 30, 2020, compared to revenues of $19.9 million and net income of $0.5 million for the three months ended June 30, 2019.  For the six months ended June 30, 2020, Wilhelmina reported revenues of $19.1 million and net loss of $5.4 million compared to revenue of $40.0 million and net income of $0.3 million for the six months ended June 30, 2019.  During the three and six months of 2020, the novel coronavirus (COVID-19) pandemic had a material impact on revenues.  The decrease in revenues when compared to the same periods of the prior year was primarily due to postponement and cancellation of bookings by many of Wilhelmina’s customers while non-essential business activities were barred in the cities where the Company operates, as well as the closure of the Wilhelmina Studios division in the fourth quarter of 2019.  The increase in net losses in 2020 were primarily due to the decrease in revenues net of model costs, partially offset by a decrease in operating expenses.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared the outbreak of novel coronavirus (COVID-19) as a pandemic, which has spread rapidly throughout the United States and the world. The Company’s revenues are heavily dependent on the level of economic activity in the United States and the United Kingdom, particularly in the fashion, advertising and publishing industries, all of which have been negatively impacted by the pandemic and may not recover as quickly as other sectors of the economy. There have been mandates from federal, state, and local authorities requiring forced closures of non-essential businesses. As a result, beginning in March 2020, the Company has seen a significant reduction in customer bookings, resulting in a negative impact to revenue and earnings.  In June 2020, bookings increased from the preceding two months, but remained significantly below pre-pandemic levels.

In addition to reduced revenue, business operations have been adversely affected by reductions in productivity, limitations on the ability of customers to make timely payments, disruptions in talents’ ability to travel to needed locations, and supply chain disruptions impeding clothing or footwear wardrobe from reaching destinations for photoshoots and other bookings. Many of the Company’s customers are large retail and fashion companies which have had to close stores in the United States and internationally due to orders from local authorities to help slow the spread of COVID-19. Some of these customers may be unable to pay amounts already owed to the Company, resulting in increased future bad debt expense. These customers also may not emerge from the pandemic with the financial capability, or need, to purchase Wilhelmina’s services to the extent that they did in previous years. Some of our model talent have been quarantined with family far from the major cities where Wilhelmina’s offices are located, and also away from where most modeling jobs take place. Many U.S. and international airlines have decreased their flight schedules which, once economic activities resume and clients increase booking requests, may make it difficult for our talent to be available when and where they are needed. While these disruptions are currently expected to be temporary, there continues to be uncertainty around the duration.

Postponed and cancelled bookings related to the pandemic contributed significantly to reduced revenues and increased operating losses during the first six months of 2020. Although some clients increased activity and bookings toward the end of the second quarter of 2020, rising COVID-19 infection rates in two of Wilhelmina’s biggest cities, Los Angeles and Miami, could lead to a slower economic recovery in those markets, and possible additional business closings or local mandates that could slow the recovery in our operations there. Since Wilhelmina extends customary payment terms to its clients, even when bookings resume there is likely to be a lag before significant cash collections return. In the meantime, the Company has continued to have significant employee, office rent, and other expenses.

Reduced outstanding accounts receivable available as collateral under the Company’s credit agreement with Amegy Bank has limited access to additional financing. Net losses in recent periods have also impacted compliance with the financial covenants under the Amegy Bank credit agreement, further impeding the Company’s ability to obtain additional financing. Since the pandemic began, many stock markets, including Nasdaq Capital Market where Wilhelmina’s common stock is listed, have been volatile. A further decline in the Company’s stock price would reduce our market capitalization and could require additional goodwill or intangible asset impairment writedowns.

The Company has taken the following actions to address the impact of COVID-19 and the current recessionary environment, in order to efficiently manage the business and maintain adequate liquidity and maximum flexibility:

  In April 2020, obtained approximately $2.0 million in loans under the Paycheck Protection Program (the “PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) administered by the U.S. Small Business Administration (“SBA”).
  Eliminated all discretionary travel and entertainment expenses.
  Suspended share repurchases.
  Did not renew the leases on two New York City model apartments when the terms ended in June 2020.
  Suspended efforts to fill two highly compensated executive roles following the resignation of the Company’s Chief Executive Officer and Vice President in early 2020.
  Obtained from the landlord of the Company’s New York City office a deferral of $41 thousand in July 2020 rent until January 2021.
  Negotiated discounts with various vendors and service providers, in effect through the remainder of 2020
  Effective July 1, 2020, implemented layoffs of approximately 36% of its staff, including employees at each of the Company’s five offices, and effected temporary salary reductions for remaining staff.  The salary reductions are expected to return to full salaries when business conditions improve.

If the current quarantines and limitations on non-essential work persist for an extended period, the Company may need to implement more significant cost savings measures.

Financial Results

Net loss for the three months ended June 30, 2020 was $2.7 million, or $0.52 per fully diluted share, compared to net income of $0.5 million, or $0.09 per fully diluted share, for the three months ended June 30, 2019.  Net loss for the six months ended June 30, 2020 was $5.4 million, or $1.04 per fully diluted share, compared to net income of $0.3 million, or $0.07 per fully diluted share, for the six months ended June 30, 2019.

Pre-Corporate EBITDA loss was $2.6 million and $2.8 million for the three and six months ended June 30, 2020, compared to Pre-Corporate EBITDA income of $1.2 million and $1.9 million for the three and six months ended June 30, 2019.

The following table reconciles reported net income under generally accepted accounting principles to EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA for the three and six months ended June 30, 2020 and 2019.

(in thousands)
	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Net (loss) income	$(2,700)	$451	$(5,360)	342
Interest expense	23	30	50	62
Income tax (benefit) expense	(477)	151	582	230
Amortization and depreciation	298	298	592	588
EBITDA**	$(2,856)	$930	$(4,136)	$1,222
Foreign exchange loss (gain)	14	(12)	(51)	3
Non-recurring items – goodwill impairment	-	-	800	-
Share-based payment expense	4	52	10	116
Adjusted EBITDA**	$(2,838)	$970	$(3,377)	$1,341
Corporate overhead	238	251	547	583
Pre-Corporate EBITDA**	$(2,600)	$1,221	$(2,830)	$1,924
**Non-GAAP measures referenced are detailed in the disclosures at the end of this release.

Changes in net income, EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA for the three and six months ended June 30, 2020, when compared to the three and six months ended June 30, 2019, were primarily the result of the following:

  Revenues net of model costs for the three and six months ended June 30, 2020 decreased by 80.5% and 55.4% primarily due to postponed and cancelled bookings resulting from COVID-19, as well as the closure of the Wilhelmina Studios division in the fourth quarter of 2019;

  Salaries and service costs for the three and six months ended June 30, 2020 decreased by 22.3% and 19.0% primarily due to the closure of the Wilhelmina Studios division during the fourth quarter of 2019, open positions for two executives that resigned in January 2020, and a reduction in share based payment expense;

  Office and general expenses for the three and six months ended June 30, 2020 decreased by 8.1% and 11.4%, primarily due to reduced legal fees, rent expense, utilities, postage, and other office expenses, partially offset by an increase in bad debt expense; and

  Corporate overhead expenses for the three and six months ended June 30, 2020 decreased by 5.2% and 6.2%, primarily due to lower corporate travel costs.

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	(Unaudited)
	June 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$5,601	$6,993
Accounts receivable, net of allowance for doubtful accounts of $1,733 and $1,423, respectively	4,899	9,441
Prepaid expenses and other current assets	212	243
Total current assets	10,712	16,677

Property and equipment, net of accumulated depreciation of $4,843 and $4,300, respectively	1,470	1,925
Right of use assets-operating	746	1,261
Right of use assets-finance	267	316
Trademarks and trade names with indefinite lives	8,467	8,467
Other intangibles with finite lives, net of accumulated amortization of $8,737 and $8,737, respectively	-	-
Goodwill	7,547	8,347
Other assets	96	115

TOTAL ASSETS	$29,305	$37,108

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,021	$3,815
Due to models	4,503	7,495
Lease liabilities – operating, current	796	1,055
Lease liabilities – finance, current	96	94
Term loan – current	1,852	1,257
Total current liabilities	10,268	13,716

Long term liabilities:
Net deferred income tax liability	1,323	725
Lease liabilities – operating, non-current	26	328
Lease liabilities – finance, non-current	176	225
Term loan – non-current	1,749	743
Total long term liabilities	3,274	2,021

Total liabilities	13,542	15,737

Shareholders’ equity:
Common stock, $0.01 par value, 9,000,000 shares authorized; 6,472,038 shares
issued at June 30, 2020 and December 31, 2019	65	65
Treasury stock, 1,314,694 and 1,309,861 shares at June 30, 2020 and December 31, 2019, at cost	(6,371)	(6,352)
Additional paid-in capital	88,481	88,471
Accumulated deficit	(66,175)	(60,815)
Accumulated other comprehensive loss	(237)	2
Total shareholders’ equity	15,763	21,371

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$29,305	$37,108

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the Three and Six Months Ended June 30, 2020 and 2019
 (In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Service revenues	$4,523	$19,940	$19,070	$39,975
License fees and other income	5	5	10	29
Total revenues	4,528	19,945	19,080	40,004

Model costs	3,397	14,156	14,003	28,632

Revenues, net of model costs	1,131	5,789	5,077	11,372

Operating expenses:
Salaries and service costs	2,788	3,589	5,915	7,305
Office and general expenses	947	1,031	2,002	2,259
Amortization and depreciation	298	298	592	588
Goodwill impairment	-	-	800	-
Corporate overhead	238	251	547	583
Total operating expenses	4,271	5,169	9,856	10,735
Operating (loss) income	(3,140)	620	(4,779)	637

Other expense (income):
Foreign exchange loss (gain)	14	12	(51)	(3)
Interest expense	23	(30)	50	(62)
Total other expense (income), net	37	(18)	(1)	(65)

(Loss) income before provision for income taxes	(3,177)	602	(4,778)	572

Provision for income taxes: benefit (expense)
Current	75	(89)	16	(152)
Deferred	402	(62)	(598)	(78)
Income tax benefit (expense)	477	(151)	(582)	(230)

Net (loss) income	$(2,700)	$451	$(5,360)	$342

Other comprehensive expense:
Foreign currency translation expense	(5)	(59)	(239)	(31)
Total comprehensive (loss) income	(2,705)	392	(5,599)	311

Basic net (loss) income per common share	$(0.52)	$0.09	$(1.04)	$0.07
Diluted net (loss) income per common share	$(0.52)	$0.09	$(1.04)	$0.07

Weighted average common shares outstanding-basic	5,157	5,187	5,159	5,196
Weighted average common shares outstanding-diluted	5,157	5,187	5,159	5,196

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Three and Six Months Ended June 30, 2020 and 2019
 (In thousands)

	Common Shares	Stock Amount	Treasury Shares	Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balances at December 31, 2018	6,472	$65	(1,264)	$(6,093)	$88,255	$(56,029)	$(93)	$26,105
Share based payment expense	-	-	-	-	64	-	-	64
Net income to common shareholders	-	-	-	-	-	(109)	-	(109)
Purchases of treasury stock	-	-	(4)	(24)	-	-	-	(24)
Foreign currency translation	-	-	-	-	-	-	28	28
Balances at March 31, 2019	6,472	$65	(1,268)	$(6,117)	$88,319	$(56,138)	$(65)	$26,064
Share based payment expense	-	-	-	-	52	-	-	52
Net income to common shareholders	-	-	-	-	-	451	-	451
Purchases of treasury stock	-	-	(25)	(149)	-	-	-	(149)
Foreign currency translation	-	-	-	-	-	-	(59)	(59)
Balances at June 30, 2019	6,472	$65	(1,293)	$(6,266)	$88,371	$(55,687)	$(124)	$26,359

	Common Shares	Stock Amount	Treasury Shares	Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total

Balances at December 31, 2019	6,472	$65	(1,310)	$(6,352)	$88,471	$(60,815)	$2	$21,371
Share based payment expense	-	-	-	-	6	-	-	6
Net loss to common shareholders	-	-	-	-	-	(2,660)	-	(2,660)
Purchases of treasury stock	-	-	(5)	(19)	-	-	-	(19)
Foreign currency translation	-	-	-	-	-	-	(234)	(234)
Balances at March 31, 2020	6,472	$65	(1,315)	$(6,371)	$88,477	$(63,475)	$(232)	$18,464
Share based payment expense	-	-	-	-	4	-	-	4
Net loss to common shareholders	-	-	-	-	-	(2,700)	-	(2,700)
Purchases of treasury stock	-	-	-	-	-	-	-	-
Foreign currency translation	-	-	-	-	-	-	(5)	(5)
Balances at June 30, 2020	6,472	$65	(1,315)	$(6,371)	$88,481	$(66,175)	$(237)	$15,763

The accompanying notes are an integral part of these consolidated financial statements.

WILHELMINA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
For the Six Months Ended June 30, 2020 and 2019
 (In thousands)
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net (loss) income:	$(5,360)	$342
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Amortization and depreciation	592	588
Goodwill impairment	800	-
Share based payment expense	10	116
Deferred income taxes	598	78
Bad debt expense	93	24
Changes in operating assets and liabilities:
Accounts receivable	4,449	(961)
Prepaid expenses and other current assets	31	(109)
Right of use assets-operating	515	537
Other assets	19	-
Due to models	(2,992)	404
Lease liabilities-operating	(561)	(579)
Accounts payable and accrued liabilities	(794)	(445)
Net cash used in operating activities	(2,600)	(5)

Cash flows used in investing activities:
Purchases of property and equipment	(88)	(207)
Net cash used in investing activities	(88)	(207)

Cash flows used in financing activities:
Purchases of treasury stock	(19)	(173)
Proceeds of term loan	1,975	-
Payments on finance leases	(47)	(57)
Repayment of term loan	(374)	(272)
Net cash provided by (used in) financing activities	1,535	(502)

Foreign currency effect on cash flows:	(239)	(31)

Net change in cash and cash equivalents:	(1,392)	(745)
Cash and cash equivalents, beginning of period	6,993	6,748
Cash and cash equivalents, end of period	$5,601	$6,003

Supplemental disclosures of cash flow information:
Cash paid for interest	$45	$60
Cash paid for income taxes	$-	$5

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA represent measures of financial performance that are not calculated and presented in accordance with U.S. generally accepted accounting principles (“non-GAAP financial measures”). The Company considers EBITDA, Adjusted EBITDA and Pre-Corporate EBITDA to be important measures of performance because they:

  are key operating metrics of the Company's business;
  are used by management in its planning and budgeting processes and to monitor and evaluate its financial and operating results; and
  provide stockholders and potential investors with a means to evaluate the Company's financial and operating results against other companies within the Company's industry.

The Company's calculation of non-GAAP financial measures may not be consistent with similar calculations by other companies in the Company's industry. The Company calculates EBITDA as net income plus interest expense, income tax expense, and depreciation and amortization expense.  The Company calculates “Adjusted EBITDA” as EBITDA plus foreign exchange gain/loss plus share-based payment expense and certain significant non-recurring items that the Company may include from time to time. The Company calculates “Pre-Corporate EBITDA” as Adjusted EBITDA plus corporate overhead expense, which includes director compensation, securities laws compliance costs, audit and professional fees, and other public company costs.

Non-GAAP financial measures should not be considered as alternatives to net and operating income as an indicator of the Company's operating performance or cash flows from operating activities as a measure of liquidity or any other measure of performance derived in accordance with generally accepted accounting principles.

Form 10-Q Filing

Additional information concerning the Company's results of operations and financial position is included in the Company's Form 10-Q for the second quarter ended June 30, 2020 filed with the Securities and Exchange Commission on August 12, 2020.

Forward-Looking Statements

This press release contains certain “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company are based on the beliefs of the Company’s management as well as information currently available to the Company’s management. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to the Company or Company management, are intended to identify forward-looking statements. Such forward-looking statements include, in particular, projections about the Company’s future results, statements about its plans, strategies, business prospects, changes and trends in its business and the markets in which it operates. Additionally, statements concerning future matters such as gross billing levels, revenue levels, expense levels, and other statements regarding matters that are not historical are forward-looking statements. Management cautions that these forward-looking statements relate to future events or the Company’s future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance, or achievements of its business or its industry to be materially different from those expressed or implied by any forward-looking statements. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not undertake any obligation to publicly update these forward-looking statements. As a result, no person should place undue reliance on these forward-looking statements.

About Wilhelmina International, Inc. (www.wilhelmina.com):

Wilhelmina, together with its subsidiaries, is an international full-service fashion model and talent management service, specializing in the representation and management of leading models, celebrities, artists, photographers, athletes, and content creators. Established in 1967 by fashion model Wilhelmina Cooper, Wilhelmina is one of the oldest and largest fashion model management companies in the world. Wilhelmina is publicly traded on Nasdaq under the symbol WHLM.  Wilhelmina is headquartered in New York and, since its founding, has grown to include operations in Los Angeles, Miami, London and Chicago. Wilhelmina also owns Aperture, a talent and commercial agency located in New York and Los Angeles. For more information, please visit www.wilhelmina.com and follow @WilhelminaModels.

CONTACT:	Investor Relations
Wilhelmina International, Inc.
214-661-7488
ir@wilhelmina.com